CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 19 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds and to the incorporation by reference of our reports dated February 27, 2015, with respect to the financial statements of State Street Equity 500 Index Portfolio, State Street Money Market Portfolio, State Street Tax Free Money Market Portfolio, State Street Treasury Money Market Portfolio, State Street Treasury Plus Money Market Portfolio and State Street U.S. Government Money Market Portfolio, included in the Annual Reports for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 30, 2015